Exhibit 99.1        Press Release dated July 24, 2014

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES SECOND QUARTER RESULTS

Pleasanton, CA - Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD) today announced its second quarter 2014 results.

Results of Operations for the Three Months Ended June 30, 2014, Compared with the Three Months Ended June 30, 2013

Overview

Net sales increased 6.4% to $207.9 million for the second quarter of 2014 from $195.3 million for the second quarter of 2013. The Company had net income of $20.5 million for the second quarter of 2014 compared to $18.5 million for the second quarter of 2013. Diluted net income per common share was $0.42 for the second quarter of 2014 compared to $0.38 per common share for the second quarter of 2013.

Net sales

In the second quarter of 2014, the Company's net sales increased in the North America, Europe and Asia/Pacific segments, with North America reporting the largest increase in dollars. North America and Europe sales benefited from improved economic activity.

•	Segment net sales:

◦
North America – Net sales increased 5.5% in the second quarter of 2014 compared to the second quarter of 2013, primarily due to increased sales volumes, partly offset by slightly lower average selling prices and the effects of foreign currency translations.

◦
Europe – Net sales increased 9.1% in the second quarter of 2014 compared to the second quarter of 2013, mostly due to increased sales volumes and the effects of foreign currency translations, partly offset by lower average selling prices.

•	Consolidated net sales channels and product groups:

◦
Net sales to contractor distributors, dealer distributors and lumber dealers increased in the second quarter of 2014, compared to the second quarter of 2013, while home center sales decreased compared to the same period in 2013.

◦	Wood construction product sales, including connectors, truss plates, fastening systems, fasteners and shearwalls, represented 85% of total Company sales in the second quarter of each of 2014 and 2013.

◦
Concrete construction product sales, including adhesives, chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials, represented 15% of total Company sales in the second quarter of each of 2014 and 2013.

Gross profit

Gross profit increased to $95.9 million in the second quarter of 2014 from $89.2 million in the second quarter of 2013. Gross profit as a percentage of net sales increased to 46.1% in the second quarter of 2014 from 45.6% in the second quarter of 2013.

•
North America – Gross profit margin increased to 47.9% in the second quarter of 2014 from 47.6% in the second quarter of 2013, as a result of decreases as a percentage of sales in material and labor costs. The decreases were partly offset by increases as a percentage of sales in factory overhead, primarily due to an atypical $2.9 million charge that resulted from the Company's withdrawal from a multi-employer union-based defined-benefit pension plan.

•
Europe – Gross profit margin increased to 40.5% in the second quarter of 2014 from 39.2% in the second quarter of 2013, as a result of decreases as a percentage of sales in factory overhead on increased volumes and in shipping costs, partly offset by increases as a percentage of sales in material and labor costs.

•
Product mix – The gross profit margin differential between wood construction products and concrete construction products, which have lower gross profit margins, was 13% and 9% in the second quarter of 2014 and the second quarter of 2013, respectively. This negatively affected gross margin in North America, with concrete construction products at 13% of North America net sales in the second quarter of each of 2014 and 2013, and in Europe, with concrete construction products at 19% and 20% of Europe net sales in the second quarters of 2014 and 2013, respectively.

Research and development and engineering expense

Research and development and engineering expense increased 6.4% to $10.1 million in the second quarter of 2014 from $9.5 million in the second quarter of 2013, primarily due to increases of $0.2 million in cash profit sharing and $0.1 million in each of stock-based compensation, personnel costs, software development costs and professional fees. Software development costs of $1.3 million were capitalized in the second quarter of 2014 compared to no software development costs capitalized in the second quarter of 2013.

•
North America – Research and development and engineering expense increased $0.6 million, primarily due to increases of $0.2 million in cash profit sharing and $0.1 million in each of stock-based compensation and professional fees.

Selling expense

Selling expense increased 11.8% to $24.2 million in the second quarter of 2014 from $21.7 million in the second quarter of 2013, primarily due to increases of $1.0 million in personnel costs, $1.0 million in professional fees, $0.5 million in promotional costs and $0.2 million in stock-based compensation, partially offset by a decrease of $0.1 million in cash profit sharing and commissions.

•
North America – Selling expense increased $2.2 million, primarily due to increases of $0.9 million in personnel costs related to the addition of staff and pay rate increases instituted in January 2014, $0.9 million in professional fees, $0.6 million in promotional costs and $0.2 million in stock-based compensation, partially offset by a decrease of $0.3 million in cash profit sharing and commissions.

General and administrative expense

General and administrative expense increased 4.0% to $29.5 million in the second quarter of 2014 from $28.3 million in the second quarter of 2013, primarily due to increases of $0.7 million in cash profit sharing, $0.6 million in personnel costs, $0.3 million in depreciation expense and $0.1 million in each of professional fees and phone and computer expense, partly offset by a $0.4 million decrease in amortization expense.

•
North America – General and administrative expense increased $1.4 million, primarily due to increases of $0.4 million in cash profit sharing, $0.3 million in personnel costs related to the addition of administrative and information technology staff and pay rate increases instituted in January 2014, $0.3 million in professional fees, $0.3 million in depreciation and $0.2 million in phone and computer expense, partly offset by a $0.6 million decrease in amortization expense.

•
Europe – General and administrative expense decreased by $0.2 million, primarily due to decreases of $0.3 million in stock-based compensation and $0.1 million in professional fees, partly offset by an increase of $0.5 million in cash profit sharing.

•	Administrative and all other – General and administrative expense decreased by $0.4 million, primarily due to decreases of $0.2 million in cash profit sharing and $0.1 million in professional fees.

Income taxes

The effective income tax rate in the second quarter of 2014 was 36.3% compared to 37.7% in the second quarter of 2013. The effective income tax rate was lower primarily due to reduced second quarter 2014 operating losses in the Europe and Asia/Pacific segments for which no tax benefit was recorded.

Results of Operations for the Six Months Ended June 30, 2014, Compared with the Six Months Ended June 30, 2013

Overview

Net sales increased 7.6% to $376.2 million in the first half of 2014 from $349.6 million in the first half of 2013. The Company had net income of $32.5 million in the first half of 2014 compared to $23.3 million in the first half of 2013. Diluted net income per common share was $0.66 in the first half of 2014 compared to $0.48 per common share in the first half of 2013.

Net sales

In the first half of 2014, the Company's net sales increased in the North America, Europe and Asia/Pacific segments, with North America reporting the largest increase in dollars, primarily due to increased sales volumes. North America and Europe sales benefited from improved economic activity.

•	Segment net sales:

◦
North America – Net sales increased 6.3% in the first half of 2014, compared to the first half of 2013, primarily due to increased sale volumes, partly offset by slightly lower average selling prices and the effects of foreign currency translations.

◦
Europe – Net sales increased 12.0% in the first half of 2014 compared to the first half of 2013, mostly due to increased sales volumes and the effects of foreign currency translations, partly offset by lower average selling prices.

•	Consolidated net sales channels and product groups:

◦
Net sales to contractor distributors, dealer distributors and lumber dealers increased in the first half of 2014, compared to the first half of 2013, while home center sales decreased compared to the same period in 2013.

◦	Wood construction product sales, including connectors, truss plates, fastening systems, fasteners and shearwalls, represented 85% of total Company sales in the first half of each of 2014 and 2013.

◦
Concrete construction product sales, including adhesives, chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials, represented 15% of total Company sales in the first half of each of 2014 and 2013.

Gross profit

Gross profit increased to $173.7 million in the first half of 2014 from $153.9 million in the first half of 2013. Gross profit as a percentage of net sales increased to 46.2% in the first half of 2014 from 44.0% in the first half of 2013. Based on current information, the Company estimates that its full year 2014 gross profit margin will be between 44% and 46%.

•
North America – Gross profit margin increased to 48.4% in the first half of 2014 from 46.3% in the first half of 2013, as a result of decreases as a percentage of sales in all elements of costs, with the largest decreases as a percentage of sales in materials and in factory overhead elements on increased volumes. In the first half of 2014, the gross profit margin was affected by an atypical $2.9 million pension charge that resulted from the Company's withdrawal from a multi-employer union-based defined-benefit pension plan, partly offset by an atypical $2.5 million correction to workers' compensation expense in states where the Company is not self-insured.

•
Europe – Gross profit margin increased to 38.2% in the first half of 2014 from 35.5% in the first half of 2013, as a result of decreases as a percentage of sales in factory overhead on increased volumes, shipping and warehouse costs, as well as material costs.

•
Product mix – The gross profit margin differential between wood construction products and concrete construction products, which have lower gross profit margins, was 14% and 11% in the first half of 2014 and in the first half of 2013, respectively. This negatively affected gross margins in North America, with concrete construction products representing 13% of North America net sales in the first half of each of 2014 and 2013, and in Europe, with concrete construction products at 16% and 17% of Europe net sales in the first half of 2014 and first half of 2013, respectively.

•	Steel prices – Steel prices have increased slightly from March 2014. Based on current estimates, the Company expects the market price for steel to increase during the second half of 2014.

Research and development and engineering expense

Research and development and engineering expense increased 11.3% to $19.8 million in the first half of 2014 from $17.8 million in the first half of 2013, primarily due to increases of $1.1 million in professional fees and $0.6 million in cash profit sharing. Software development costs of $1.7 million were capitalized in the first half of 2014 compared to no software development costs capitalized in the first half of 2013.

•
North America – Research and development and engineering expense increased $1.5 million, primarily due to increases of $0.8 million in professional fees, mostly for patent development and product testing, and $0.6 million in cash profit sharing.

•	Europe – Research and development and engineering expense increased $0.4 million, primarily due to an increase in professional fees.

Selling expense

Selling expense increased 7.0% to $46.0 million in the first half of 2014 from $43.0 million in the first half of 2013, primarily due to increases of $1.3 million in professional fees, $1.3 million in personnel costs and $0.6 million in cash profit sharing and commissions.

•
North America – Selling expense increased $2.3 million, primarily due to increases of $1.2 million in professional fees and $1.0 million in personnel costs related to the addition of staff in support of product and software development and pay rate increases instituted in January 2014.

•	Europe – Selling expense increased $0.5 million, primarily due to increases of $0.4 million in personnel costs and $0.1 million in professional fees.

General and administrative expense

General and administrative expense increased 3.8% to $56.4 million in the first half of 2014 from $54.4 million in the first half of 2013, primarily due to increases of $2.5 million in cash profit sharing, $1.3 million in personnel costs, $0.4 million in professional fees and $0.4 million in depreciation expense, partly offset by a $1.0 million impairment of fixed assets in the first half of 2013, which did not occur in the first half of 2014, and decreases of $0.8 million in net foreign currency loss and $0.3 million in amortization expense.

•
North America – General and administrative expense increased $3.7 million, primarily due to increases of $1.4 million in cash profit sharing, $0.7 million in personnel costs related to the addition of administrative and information technology staff and pay rate increases instituted in January 2014, $0.6 million in depreciation expense, $0.4 million in professional fees and $0.3 million in foreign currency losses, partly offset by a $0.6 million decrease in amortization expense.

•
Europe – General and administrative expense decreased by $1.6 million, primarily due to $1.0 million in impairment of fixed assets and decreases of $0.5 million in stock-based compensation, $0.3 million in professional fees and $0.2 million in depreciation expenses, as well as a $0.7 million decrease in foreign currency losses, partly offset by increases of $0.7 million in cash profit sharing and $0.4 million in personnel costs.

•
Administrative and all other – General and administrative expense decreased slightly, primarily due to an decrease of $0.3 million in foreign currency losses, partly offset by an increase of $0.3 million in cash profit sharing. Effective 2014, the Company reports rent revenue, mostly associated with its property in Vacaville, California, in general and administrative expense. Rent revenue in the first half of each of 2014 and 2013 was $0.5 million.

Income taxes

The effective income tax rate in the first half of 2014 was 37.2% compared to 39.8% in the first half of 2013. The effective income tax rate was lower due to reduced first half 2014 operating losses in the Europe and Asia/Pacific segments for which no tax benefit was recorded. Based on current information and subject to future events and circumstances, the Company estimates that its 2014 effective tax rate will be between 37% and 39%.

Additional information

At its meeting on July 21, 2014, the Company’s Board of Directors declared a cash dividend of $0.14 per share. The record date for the dividend will be October 2, 2014, and it will be paid on October 23, 2014.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Friday, July 25, 2014, at 6:00 am Pacific Time. To participate, callers may dial 866-952-1907. The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties, such as statements above regarding steel prices and estimating full year 2014 gross profit margin and the 2014 effective tax rate. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company's products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital and credit market conditions; (ix) governmental and business conditions in countries where the Company's products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company's plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this document. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company's results of operations (unaudited) for the three and six months ended June 30, 2014 and 2013, were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands, except per share data)	2014	2013	2014	2013
Net sales	$207,893	$195,348	$376,198	$349,628
Cost of sales	111,993	106,176	202,518	195,736
Gross profit	95,900	89,172	173,680	153,892
Research and development and engineering expenses	10,094	9,484	19,794	17,792
Selling expenses	24,213	21,652	46,032	43,024
General and administrative expenses	29,494	28,347	56,435	54,382
Loss (gain) on disposal of assets	(34)	11	(319)	3
Income from operations	32,133	29,678	51,738	38,691
Interest (expense) income, net	(15)	1	71	40
Income before taxes	32,118	29,679	51,809	38,731
Provision for income taxes	11,667	11,177	19,271	15,434
Net income	$20,451	$18,502	$32,538	$23,297
Earnings per common share:
Basic	$0.42	$0.38	$0.66	$0.48
Diluted	0.42	0.38	0.66	0.48
Weighted average shares outstanding:
Basic	49,011	48,529	48,955	48,532
Diluted	49,227	48,628	49,146	48,627
Other data:
Depreciation and amortization	$7,102	$7,290	$14,785	$14,777
Pre-tax impairment of assets	—	—	—	1,025
Pre-tax equity-based compensation expense	3,544	3,023	6,201	6,001

Cash dividend declared per common share	$0.140	$0.125	$0.265	$0.125

The Company's financial position (unaudited) as of June 30, 2014 and 2013, and December 31, 2013, was as follows:

	June 30,		December 31,
(Amounts in thousands)	2014	2013	2013
Cash and short-term investments	$221,196	$165,275	$251,208
Trade accounts receivable, net	137,803	126,888	90,017
Inventories	219,036	196,247	197,728
Assets held for sale	—	586	—
Other current assets	26,128	21,339	29,153
Total current assets	604,163	510,335	568,106
Property, plant and equipment, net	206,563	209,544	209,533
Goodwill	129,231	122,678	129,218
Other noncurrent assets	43,377	54,428	46,756
Total assets	$983,334	$896,985	$953,613
Trade accounts payable	$27,119	$29,579	$34,933
Notes payable and lines of credit	62	1,201	103
Other current liabilities	78,274	64,953	68,169
Total current liabilities	105,455	95,733	103,205
Other long-term liabilities	12,603	8,221	9,129
Stockholders' equity	865,276	793,031	841,279
Total liabilities and stockholders' equity	$983,334	$896,985	$953,613

Additional financial data of the Company (unaudited) for the three and six months ended June 30, 2014 and 2013, were as follows:

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
(Amounts in thousands)	2014	2013	change	2014	2013	change
Net Sales by Reporting Segment
North America	$168,600	$159,757	6%	$305,482	$287,493	6%
Europe	35,024	32,088	9%	62,688	55,988	12%
Asia/Pacific	4,269	3,503	22%	8,028	6,147	31%
Total	$207,893	$195,348	6%	$376,198	$349,628	8%
Net Sales by Product Group*
Wood Construction	$176,363	$165,865	6%	$321,042	$298,660	7%
Concrete Construction	31,493	29,414	7%	55,031	50,834	8%
Other	37	69	N/M	125	134	N/M
Total	$207,893	$195,348	6%	$376,198	$349,628	8%
Gross Profit by Reporting Segment
North America	$80,698	$76,036	6%	$147,990	$133,128	11%
Europe	14,190	12,574	13%	23,971	19,858	21%
Asia/Pacific	850	881	(4)%	1,606	1,327	21%
Administrative and all other	162	(319)	N/M	113	(421)	N/M
Total	$95,900	$89,172	8%	$173,680	$153,892	13%
Income (Loss) from Operations
North America	$30,123	$29,665	2%	$52,685	$44,924	17%
Europe	3,755	2,241	68%	2,836	(1,939)	N/M
Asia/Pacific	(484)	(46)	N/M	(1,636)	(1,229)	(33)%
Administrative and all other	(1,261)	(2,182)	N/M	(2,147)	(3,065)	N/M
Total	$32,133	$29,678	8%	$51,738	$38,691	34%

*	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."
For further information, contact Tom Fitzmyers at (925) 560-9030.